Exhibit 12.2
                                                                        1/28/98


                            MISSISSIPPI POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended December 31, 1997

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                                                                                                                       Twelve
                                                                                                                        Months
                                                                                                                        Ended
                                                                               Year ended December 31,               December 31,
                                                         =========================================================================
                                                           1992         1993        1994         1995        1996       1997
                                                         -----------------------------Thousands of Dollars------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                        $63,772     $67,726    $ 76,067     $ 82,765    $ 80,523    $ 81,769
      Federal and state income taxes                      23,278      18,787      30,050       35,972      33,477      33,189
      Deferred income taxes, net                          (5,473)      5,039       1,563         (480)         74      (1,808)
      Deferred  investment  tax credits                        -           -           -            -           -           -
      AFUDC - Debt funds                                     563         788       1,039          399         713           -
                                                         --------    --------   ---------    ---------   ---------   ---------
         Earnings  as defined                            $82,140     $92,340    $108,719     $118,656    $114,787    $113,150
                                                         ========    ========   =========    =========   =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $22,357     $17,688    $ 19,725     $ 21,898    $ 19,898    $ 19,856
   Interest  on interim  obligations                         362       1,000       1,442        1,141       1,416          96
   Amort of debt disc, premium  and expense, net             630       1,262       1,479        1,510       1,546       1,577
   Other interest  charges                                   339         728         404        1,185         753       2,942
                                                         --------    --------   ---------    ---------   ---------   ---------
         Fixed charges as defined                         23,688      20,678      23,050       25,734      23,613      24,471
Tax  deductible   preferred  dividends                       330         330         261          261         261         261
                                                         --------     -------    --------     --------    --------   ---------
                                                          24,018      21,008      23,311       25,995      23,874      24,732
                                                         --------    --------   ---------    ---------   ---------   ---------
Non-tax  deductible  preferred  dividends                  3,527       5,070       4,638        4,638       4,638       3,026
Ratio  of net income  before  taxes to net income        x 1.438     x 1.499    x  1.585     x  1.618    x  1.582    x  1.548
                                                         --------    --------   ---------    ---------   ---------   ---------
Pref  dividend  requirements  before  income  taxes        5,072       7,600       7,351        7,504       7,337       4,684
                                                         --------    --------   ---------    ---------   ---------   ---------
Fixed  charges  plus  pref  dividend  requirements       $29,090     $28,608    $ 30,662     $ 33,499    $ 31,211    $ 29,416
                                                         ========    ========   =========    =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.82        3.23        3.55         3.54        3.68        3.85


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